Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Strengthens Board of Directors with Appointment of Massage Heights Founder

Leading Cannabis Dispensary Franchisor Names Shane Evans to Board; Adds 20-Plus Years of Franchise and Wellness Industry Experience

PHOENIX (March 2, 2022) - Item 9 Labs Corp. (OTCQX: INLB) (the “Company”) – the first true vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products – announced today that Shane Evans, founder of Massage Heights, has been appointed to its Board of Directors.

“Adding Shane to our Board of Directors brings an invaluable level of experience in the wellness and franchise industries to both our Item 9 Labs and Unity Rd. brands,” says Andrew Bowden, CEO of Item 9 Labs Corp. “Her guidance will strengthen our position as the first national, vertically integrated U.S. cannabis franchisor and will be key as we grow the Unity Rd. franchise network.”

Currently, the Company's cannabis dispensary franchise brand, Unity Rd., has a franchise partner-owned shop operating in Boulder, Colorado, as well as a shop with a Local Alliance Partner in Oklahoma City. Unity Rd. has signed agreements with nearly 20 entrepreneurial groups who are in various stages of development across Maine, Michigan, New Jersey, Virginia and more. With 20-plus podium finishes in Arizona marijuana competitions, Item 9 Labs is a trusted source for premium cannabis products. Starting with intentionally grown flower, the Item 9 Labs product catalog spans 100-plus products across five core categories, including several active cannabis strains, cannabis vape products, premium concentrates and Orion vape technology.

The Company plans to expand Item 9 Labs products alongside the Unity Rd. franchise network to offer franchise partners front-of-the-line access to a reliable, high-quality supply chain and consumers the national product consistency they have come to expect from franchises. To accelerate national growth, Item 9 Labs Corp. is actively seeking dispensary acquisitions in key markets nationwide. The Company plans to convert the cannabis retail stores into Unity Rd. shops, train the local team and sell the business to new and existing Unity Rd. franchise partners.

About Shane Evans

Evans has been heavily involved in the health and wellness sector for more than two decades. She co-founded Massage Heights in 2004 and began franchising the concept in 2005. Under her leadership, the spa franchise grew to more than 120 retreats throughout North America. Today, she continues to support Massage Heights as Vice Chairwoman on the Board of Directors.

“Shane’s success in franchising has been inspiring to watch,” said Item 9 Labs Corp.’s Chief Franchise Officer, Mike Weinberger, who has been in franchising for 20 years. “Her experience leading and developing a fast-growing franchise concept brings tremendous value to the development of our Unity Rd. franchise.”

Evans is also the Co-owner of several Massage Heights retail locations; Co-owner of the supply chain, Summit Franchise Supply, LLC; Co-owner of The Gents Place, an ultra-premium men's grooming franchise brand; and is on the Board of Directors of the Massage Heights Family Fund, a 501c3 crisis fund for team members in need. She has also been a dedicated member of the Young Presidents Organization (YPO) alongside Bowden since 2015, serves on the International Franchise Association’s (IFA) Franchise Relations Committee and is an active member of the Franchisor Forum. Evans has been recognized as one of the franchise industry’s top female founders and has been featured in several national business media outlets as well as franchise trade publications.

“I have always been extremely passionate about being involved in organizations that are making a difference in their industry and communities alike,” shared Evans. “Item 9 Labs Corp. is bringing high-quality alternative medicine to those who need it, while also opening the door to cannabis entrepreneurship through the franchise model. I am looking forward to applying my experience to help further solidify the Company’s position as a leader in the space and continue paving its path of exponential growth.”

In January 2022, the Company added two additional independent directors, Eric C. Kutscher, Pharm. D., M.B.A., F.A.S.H.P., and Lawrence X. Taylor, who have a combined experience of 55 years across patient-centered healthcare, leadership, M&A and strategic planning. Their appointments alongside Evans strengthens Item 9 Labs Corp.’s leadership and positive momentum across cannabis and franchising.

For more information on Item 9 Labs Corp. and its brands, visit https://investors.item9labscorp.com/.

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space by 640,000+ square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:

Item 9 Labs Corp.

Jayne Levy, VP of Communications

Email: Jayne@item9labs.com

Investor Contact:

Item 9 Labs Corp.

800-403-1140

Email: investors@item9labs.com